Exhibit 99.1

Energy XXI Provides Operational Update

•	Cote de Mer logs significant incremental pay sands
•	Fiscal third-quarter volume growth on track
•	Hurricane-affected facilities expected on-line soon

HOUSTON – March 16, 2009 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI) today announced it has identified significant incremental natural gas pay sands at its Cote de Mer prospect in Vermilion Parish, Louisiana, lifting the discovery’s resource potential to between 89 billion and 108 billion cubic feet equivalent (Bcfe), compared with the previous estimate of between 20 and 40 Bcfe.
The E.A. McIlhenny #1 well on the Cote de Mer prospect was drilled to its target depth of 22,300 feet.  Logs indicate that the well encountered at least 80 net feet of natural gas pay in two zones, and possibly another 70 net feet of pay in two additional sands, all within the targeted Cris-A section.  Energy XXI holds a 33 percent working interest (WI) and a 24 percent net revenue interest (NRI) in the discovery.
“We are pleased to have successfully drilled the Cote de Mer prospect to target depth, resulting in a sizable natural gas discovery,” Energy XXI Chairman and CEO John Schiller said.  “We have set casing on the well and expect to test the potential pay zones and bring the well on production within six months.”
A third-party independent reservoir engineering firm employed by Energy XXI has estimated the discovery holds gross proved reserves of 88.8 Bcfe, as well as probable and possible resources of 8.9 Bcfe and 10.3 Bcfe, respectively, implying total recoverable resource potential of 108 Bcfe.
In other exploration activity, the Ammazzo deep gas prospect (16 percent WI, 13 percent NRI) is drilling ahead below 16,500 feet towards a proposed total depth of 24,500 feet.  The Ammazzo prospect is located in 25 feet of water offshore Louisiana, approximately 15 miles south of the Flatrock and JB Mountain discoveries where operator McMoRan has successfully drilled to the targeted Rob-L, Operc and Gyro sands in the Middle Miocene.

Production Update
Energy XXI volumes have averaged approximately 21,000 barrels of oil equivalent per day (BOE/d) thus far in the fiscal third quarter, on target to achieve a solid increase from the 19,200 BOE/d of production  reported for the fiscal second quarter ended Dec. 31, 2008.   Volumes continue to be curtailed by approximately 2,000 BOE/d due to third-party pipeline damage inflicted by Hurricanes Gustav and Ike.  In addition, nearly 700 BOE/d of net production from the company’s Rabbit Island field in Louisiana is offline due to a ruptured third-party pipeline. Most of the pipeline constraints are expected to be resolved and production volumes restored during the company’s fiscal fourth quarter.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Competent Person Disclosure
The technical information contained in this announcement relating to operations (including information in the attached Operations Report) adheres to the standard set by the Society of Petroleum Engineers.  Tom O’Donnell, Vice President of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Tristone Capital Limited are Energy XXI listing brokers in the United Kingdom.  To learn more, visit the Energy XXI website at www.energyxxi.com.

GLOSSARY

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

Bcfe – billion cubic feet equivalent, used to equate liquid barrels to natural gas volumes at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d – barrels of oil equivalent per day.

Field – an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

FTP – flowing tubing pressure.

MBOE – thousand barrels of oil equivalent.

MMBOE – million barrels of oil equivalent.

MD – measured depth.

Net Pay – cumulative hydrocarbon-bearing formations.

Proved Oil and Gas Reserves –  Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation testing. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Probables – Probables are those unproved resources that analysis of geological and engineering data suggest are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved reserves plus probables. In general, probables may include (1) resources anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved, (2) resources in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and that are not analogous to producing or proved reservoirs in the area, (3) incremental resources attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) resources attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid and reservoir characteristics appear favorable for commercial application, (5) resources in an area of the formation that appears to be separated from the proved area by faulting and the geological interpretation indicates the subject area is structurally higher than the proved area, (6) resources attributable to a future workover, treatment, retreatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells that exhibit similar behavior in analogous reservoirs, and (7) incremental resources in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more resources than can be classified as proved.

Possibles – Possibles are those unproved resources that analysis of geological and engineering data suggest are less likely be recoverable than probables. In this context, when probabilistic methods are used, there should be at least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved reserves plus probables and possibles. In general, possibles may include (1) resources that, based on geological interpretations, could possibly exist beyond areas classified as probable, (2) resources in formations that appear to be petroleum-bearing based on log and core analysis but may not be productive at commercial rates, (3) incremental resources attributed to infill drilling that are subject to technical uncertainty, (4) resources attributed to improved recovery methods when reasonable doubt exists that the project will be commercial, and (5) resources in an area of the formation that appears to be separated from the proved area by faulting and the geological interpretation indicates the subject area is structurally lower than the proved area.

Spud – to begin drilling a well.

TD – target total depth of a well.

TD’d – to finish drilling a well.

TVD – total vertical depth.

Workover – operations on a producing well to restore or increase production. A workover may be performed to stimulate the well, remove sand or wax from the wellbore, to mechanically repair the well, or for other reasons.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
+1 713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
+44 207 523 8350
pcoombs@collinsstewart.com

Pelham PR
James Henderson
+44 207 743 6673
james.henderson@pelhampr.com

Mark Antelme
+44 203 178 6242
mark.antelme@pelhampr.com